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                                                                    EXHIBIT 99.1


                                              FOR IMMEDIATE RELEASE:

                                              Contact: PLEASE SEE NOTE BELOW

                                              Investor Relations:
                                              (425) 951-1333

                                              Media Relations: Kelly Ford
                                              (425) 951-1284

         SONOSITE ANNOUNCES GUY SEATON, CFO, IS LEAVING TO JOIN LOCAL
                   ELECTRONIC CUSTOMER SERVICE SOFTWARE FIRM

BOTHELL, WA, May 16, 2000 - SonoSite, Inc. (Nasdaq: SONO), the leader in the design, manufacture and marketing of innovative hand-carried ultrasound technologies, today announced that Guy Seaton, SonoSite's chief financial officer, has announced his intention to resign from the Company. Seaton will be joining Talisma Corporation, a privately financed local software company founded by former Microsoft management.

"Guy has been invaluable during SonoSite's evolution from development stage to our present growth phase," said Kevin M. Goodwin, president and CEO of SonoSite. "We are going to miss him. From here, we will continue to remain focused on growth and ultimately, profitability. We will follow an orderly transition process through Guy's departure in June and will move as quickly as possible to name a successor."

"SonoSite is an exciting company with superb products and highly-talented people," Seaton said. "It was a difficult decision for me to leave, but the software industry will provide me with a new set of challenges, and this is the right opportunity for me. I am confident that SonoSite will be successful in driving the exciting new field of ultra-portable, high quality, connected ultrasound technologies. I am proud to have been part of the Company's early success. I will follow SonoSite's future closely as a stockholder as well as a former employee."

SonoSite, Inc., (www.sonosite.com) headquartered in Bothell, Wash., develops,
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manufactures, markets and sells a new class of hand-carried, all-digital ultrasound systems designed to have the image quality of larger, more expensive systems but small enough to be hand-carried from bedside to bedside and room to room in many clinical settings. SonoSite became an independent public company on April 6, 1998, as a result of a spin-off from ATL Ultrasound.

NOTE: we are having technical problems with our phone service provider today, May 16, 2000, which is making it difficult to reach the Company via telephone. For questions about this release, please send an E-mail to investor@sonosite.com, or call 877-951-7483, and we will return your call
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immediately.